EXHIBIT 99.5
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                          STAT HEALTHCARE SIGNS MERGER
                             INTENT LETTER TO ENTER
                          OUTPATIENT HEALTHCARE MARKET
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                            FOR IMMEDIATE RELEASE

CONTACT: NED E. CHAPMAN, CHIEF FINANCIAL OFFICER, STAT HEALTHCARE (713) 872-6900
         OR MAX RAMRAS OR JOE DIAZ, REGISTERED COMMUNICATIONS GROUP
         (602) 998-7555.

(NOVEMBER 7, 1995) - HOUSTON, TEXAS: STAT Healthcare, Inc. (NASDAQ: ERDR), a leading physician practice management (PPM) firm providing emergency room physicians and services to major medical centers throughout Texas, today announced that it signed a letter of intent to merge its operations with AmHealth Corporation. AmHealth is a Texas-based, privately-held entity which owns and operates four outpatient kidney dialysis centers, an outpatient hyperbaric medicine unit and provides management and personnel services to outpatient home health providers. AmHealth operates in the Rio Grande Valley of Southern Texas.

The proposed merger will be accounted for as a pooling of interests. Specific terms of the transaction will be reported at a later date. The newly merged company will maintain the STAT Healthcare name. When completed, the combined entities will have an annualized run rate of approximately $26 million in revenues. In addition, the transaction is expected to more than quadruple the Company's net income.

Joining the STAT Healthcare management team from AmHealth will be Mr. Russell Schneider, who will become Chairman of the Board of STAT Healthcare and Mr. Ruben Perez who will assume the position of Treasurer and will join the Company's Board of Directors. Both Mr. Schneider and Mr. Perez were involved with Columbia/HCA at its inception and previously held senior management positions at Columbia.

"Through the addition of the outpatient healthcare services provided by AmHealth, and in conjunction with our fast-growing emergency room physician practice management business, this merger represents a significant step forward in our overall growth strategy of creating broadly based, clinical systems which improve healthcare services quality and decrease related costs," said William H. Rice, M.D., STAT Healthcare's chief executive officer.

"Once the merger has been completed we will have the capability to provide an expanded scope of services and rapidly enter new markets," Mr. Schneider added.

Ned E. Chapman, chief financial officer of STAT Healthcare commented, "From a financial perspective, we believe that we have set the stage for enhanced shareholder value with this strategic transaction. Also, adding the significant experience and tenured expertise of healthcare industry visionaries like Russell Schneider and Ruben Perez to our management team further positions STAT Healthcare to seize market leadership in this large niche of the rapidly evolving healthcare services industry."

STAT Healthcare provides physician contract management services to professional associations that staff emergency departments at 12 hospitals throughout the state of Texas. Under contracts with these hospitals, STAT provides emergency department care 24 hours a day, 365 days per year. The Company currently contracts with approximately 110 physicians to provide these services.

AmHealth Corporation is a San Antonio, Texas-based, privately-held entity which owns and operates outpatient kidney dialysis centers, an outpatient hyperbaric medicine unit and provides management and personnel services to outpatient home health providers. AmHealth operates in the rapidly growing Rio Grande Valley of southern Texas.